Exhibit 10.93

Retention and Incentive Option

At the annual election of Dennis Reed (the “Executive”), while serving in his current role as Vice President & Chief Marketing Officer of Charles & Colvard, Ltd. (the “Company”), the Executive may choose between remaining as a participant in the annual Management Incentive Plan adopted for all senior executives of the Company, or elect to receive the following incentive benefits:

Upon the Company meeting or exceeding its targeted Net Income goal for each year that the Company exceeds $100 million in net revenue, (and each succeeding year), the Executive will receive 1% of the net revenue of the Company in incentive compensation. The total amount received would be divided into cash and restricted stock components, with 40% of the incentive payment being in cash, and 60% being in the form of restricted stock. The number of shares of restricted stock would be calculated based on the closing price of the Company’s common stock on the last business day prior to the start of each respective year of the incentive, the restricted stock would “cliff vest” at the end of a term of three years of continued employment after the award date, and the award would otherwise be subject to the terms of the Company’s 1997 Omnibus Stock Incentive Plan, as amended and restated, or any successor plan (collectively the “Stock Plan”). The restricted stock would also be subject to such other provisions as then adopted by the Company for restricted stock awards, including but not limited to the terms of the Stock Plan. The cash and restricted stock awards would be provided on March 15 based on the annual audit by the Company’s independent auditors.

The Executive may elect this alternative Retention and Incentive Option at any time during a fiscal year but prior to such date as provided by the Company’s CFO in order to properly calculate and accrue the incentive payments for the year in question. This Retention and Incentive Option shall be available to the Executive through fiscal year 2010.

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